Exhibit 10.4

Execution Version

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2019, by and among: (i) Bison Capital Acquisition Corp., a British Virgin Islands company which, prior to the consummation of the transactions contemplated by the Merger Agreement (as defined below), will domesticate as a Delaware corporation and, immediately thereafter will be known as “Xynomic Pharmaceuticals Holdings, Inc.” (“Parent”), (ii) Yinglin Mark Xu, solely in his capacity under the Merger Agreement as the Stockholder Representative (the “Stockholder Representative”); and (iii) Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, on September 12, 2018, (i) Parent, (ii) Xynomic Pharmaceuticals, Inc., a Delaware corporation (the “Company”), (iii) Bison Capital Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and (iv) Yinglin Mark Xu, an individual residing in Shanghai, China, solely in his capacity as the Stockholders Representative, entered into an Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity as a wholly-owned subsidiary of Parent (the “Merger”), and as a result of which, among other matters, all of the issued and outstanding shares of capital stock of the Company, immediately prior to the consummation of the Merger (the “Closing”), will no longer be outstanding and will automatically be cancelled and will cease to exist, in exchange for the Merger Consideration Shares, subject to the withholding of the Escrow Shares being deposited in the Escrow Account in accordance with the terms and conditions of the Merger Agreement and this Agreement.

WHEREAS, pursuant to the Merger Agreement, Parent, its Affiliates and officers, directors, managers, employees, successors and permitted assigns (the “Indemnified Parties”) are entitled to be indemnified in certain respects by the Company Stockholders immediately prior to the Closing;

WHEREAS, in accordance with the Merger Agreement and this Agreement, at the Closing, Parent will deposit with the Escrow Agent 990,257 Parent Ordinary Shares (together with the Earnout Escrow Shares (as defined below), if any, the “Escrow Shares”) to be held by the Escrow Agent in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.05, Section 1.10 and Article X of the Merger Agreement and this Agreement;

WHEREAS, in accordance with the Merger Agreement and this Agreement, at the Closing, Parent will deposit with the Escrow Agent 9,852,216 Parent Ordinary Shares (the “Earnout Parent Share Consideration”) to be held by the Escrow Agent in a segregated escrow account (the “Earnout Escrow Account”) and disbursed therefrom in accordance with the terms of Annex I to the Merger Agreement and Section 1.08(c) and Section 1.10 of the Merger Agreement and this Agreement;

WHEREAS, in accordance with the Merger Agreement and this Agreement, if the Earnout Parent Share Consideration is payable in accordance with the terms of Annex I to the Merger Agreement and Section 1.08(c) and Section 1.10 of the Merger Agreement and this Agreement, the Escrow Agent will transfer 3% of the Earnout Parent Share Consideration (the “Earnout Escrow Shares”) out of the Earnout Escrow Account and deposit such shares in the Escrow Account to be held as additional Escrow Shares and disbursed therefrom in accordance with the terms of Section 1.05, Section 1.10 and Article X of the Merger Agreement and this Agreement;

WHEREAS, pursuant to the Merger Agreement and the Letters of Transmittal executed by Company Stockholders, the Stockholder Representative has been designated as each Company Stockholder’s representative and agent to represent each of them, and to act on their behalf, for purposes of this Agreement; and

WHEREAS, the Escrow Agent is willing to administer the Escrow Account under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. Parent and the Stockholder Representative, for and on behalf of the Company Stockholders, hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby agrees to perform the duties of their escrow agent under this Agreement. The escrow services to be rendered by the Escrow Agent under this Agreement will not begin until the Escrow Agent has received the documentation necessary to establish the Escrow Account and the Earnout Escrow Account on its books and has received the Escrow Shares and the Earnout Parent Share Consideration in accordance with this Agreement.

Section 2. Transfer of Shares.

(a) In accordance with the Merger Agreement, at the Closing, Parent shall deposit with the Escrow Agent the Escrow Shares, which shall be issued by Parent in the name of the Company Stockholders who would otherwise have received those shares in the Merger (in restricted book entry form) were it not for the provisions of the Merger Agreement requiring the withholding of Escrow Shares at Closing (including as provided in Sections 1.08(b) and 1.10(a) of the Merger Agreement), all of which shall be deposited by the Escrow Agent in the Escrow Account.

(b) At the Closing, Parent shall deposit with the Escrow Agent the Earnout Parent Share Consideration to be held by the Escrow Agent in the Earnout Escrow Account and disbursed therefrom in accordance with the terms of Annex I to the Merger Agreement and Section 1.08(c) and Section 1.10(c) of the Merger Agreement and this Agreement. The Earnout Parent Share Consideration to be deposited in the Earnout Escrow Account shall be issued, on the basis of the Per Share Earnout Merger Consideration allocable to each Company Stockholder pursuant to Section 1.08(c) of the Merger Agreement, in the name of the Company Stockholders who would receive the Earnout Parent Share Consideration pursuant to Section 1.08(c) of the Merger Agreement (in restricted book entry form).

(c) Upon the making of book entries for such Escrow Shares and the Earnout Parent Share Consideration, as applicable, the Escrow Agent shall send a written acknowledgement of its receipt to Parent and the Stockholder Representative.

Section 3. Maintenance of the Escrow Shares.

(a) The parties hereto agree that any dividends, distributions or other income paid on or otherwise accruing to any Escrow Shares or the Earnout Parent Share Consideration shall be distributed by the Escrow Agent to the Stockholder Representative for payment to the Company Stockholders on a current basis.

(b) During the term of this Agreement, each Company Stockholder shall be entitled to vote the Escrow Shares and the Earnout Parent Share Consideration that have been issued in such Company Stockholder’s name, except the portion disbursed to Parent in accordance with the terms of Section 1.05, Section 1.10(c) and Article X of the Merger Agreement;

(c) During the term of this Agreement, the Escrow Agent shall hold the Escrow Shares in the Escrow Account and shall hold the Earnout Parent Share Consideration in the Earnout Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a Lien any of the Escrow Shares or the Earnout Parent Share Consideration except until and to the extent that they are disbursed in accordance with Section 4. Except as Parent and the Stockholder Representative may otherwise agree in joint written instructions executed and delivered to the Escrow Agent by the Stockholder Representative and Parent, no part of the Escrow Shares or the Earnout Parent Share Consideration may be withdrawn except as expressly provided in this Agreement.

Section 4. Transfer of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares and the Earnout Parent Share Consideration and shall transfer the Escrow Shares and the Earnout Parent Share Consideration to either Parent or the Exchange Agent (for further distribution to the Company Stockholders), as applicable, in accordance with the following procedures:

(a) Parent may assert, on behalf of an Indemnified Party, a claim for indemnification pursuant to the Merger Agreement (an “Indemnification Claim”) by providing written notice of such Indemnification Claim as provided in Section 10.03 of the Merger Agreement (a “Claim Notice”), including by providing a copy of such Claim Notice to the Escrow Agent; provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party.

(b) The Stockholder Representative will have a period of forty-five (45) days after its receipt of a Claim Notice (the “Objection Period”) to object to the Claim Notice, or the amount of any Losses claimed therein, by providing a written notice of such objection to Parent and the Escrow Agent (an “Objection Notice”). If the Stockholder Representative does not provide to Parent and the Escrow Agent an Objection Notice with respect to a Claim Notice by 5:00 p.m. New York City time on the end of the applicable Objection Period for such Claim Notice, the Escrow Agent shall promptly (in any event within five (5) Business Days) after the expiration of the Objection Period disburse from the Escrow Account to Parent, a number of Escrow Shares equal to the amount of Losses claimed in the Claim Notice (the “Claim Amount”). If the Stockholder Representative provides an Objection Notice during the Objection Period that disputes only a portion of the Claim Amount, the Escrow Agent shall promptly (in any event within five (5) Business Days) after the expiration of the Objection Period, distribute from the Escrow Account to Parent, a number of Escrow Shares equal to the undisputed portion of the Claim Amount.

(c) If the Stockholder Representative timely disputes an Indemnification Claim by providing an Objection Notice to Parent and the Escrow Agent during the Objection Period, Parent and the Stockholder Representative shall resolve the dispute in accordance with the terms of the Merger Agreement. If an Indemnification Claim is disputed by the Stockholder Representative, the Escrow Agent shall not distribute to Parent, the Stockholder Representative (or directly to any Company Stockholder) or any other Person any portion of the Escrow Shares with respect to the disputed portion of the Claim Amount, until receipt of (i) joint written instructions executed and delivered by the Stockholder Representative and Parent (“Joint Instructions”) stating that the dispute has been resolved and that Parent has the right to the Claim Amount (or some portion thereof) or (ii) a copy of a final, non-appealable Order from a court of competent jurisdiction (a “Final Order”) establishing the Indemnified Party’s right to the Claim Amount (or some portion thereof) pursuant to the Merger Agreement. Upon receipt of such Joint Instructions or Final Order, the Escrow Agent shall, without further action on the part of the Stockholder Representative or Parent, promptly (in any event within five (5) Business Days) disburse to Parent the number of Escrow Shares set forth in the Joint Instructions or the Final Order, less any undisputed amounts already disbursed (as applicable).

(d) Payments from the Escrow Account with respect to any Indemnification Claims shall be paid with any Escrow Shares then held in the Escrow Account (pro rata among the Company Stockholders based on their Pro Rata Share of such Indemnification Claims). For any Escrow Shares to be disbursed with respect to Indemnification Claims pursuant to this Section 4, the Escrow Shares shall be valued at the volume weighted average closing trading price of a Parent Ordinary Share on Nasdaq for the ten (10) consecutive trading days ending on the trading day immediately prior to the date that the applicable Indemnification Claim is finally determined in accordance with the Merger Agreement and this Agreement (the “Resolution Date”); provided, that in no event will the Parent Share Price be less than $5.00 or more than $30.00 except as a result of a stock split, dividend, distribution, reclassification, substitution, exchange or similar transaction of Parent Share or combination, acquisition, merger, restructure or similar transaction of Parent (the “Parent Share Price”). For the avoidance of doubt, the Resolution Date shall be (i) if no Objection Notice is delivered by the Stockholder Representative during the Objection Period, the first (1st) Business Day immediately following the Objection Period; (ii) if the Stockholder Representative provides an Objection Notice that disputes only a portion of the Claim Amount, with respect to the undisputed portion of such Claim Amount, the date that the Escrow Agent receives such Objection Notice; and (iii) with respect to any disputed Claim Amount, the date that the Escrow Agent receives Joint Instructions or a Final Order with respect thereto. In no event shall any fractional Escrow Shares be released and paid to Parent under this Agreement (with any fractional Escrow Shares that would otherwise be released and paid to Parent under this Agreement rounded to the nearest whole share); provided, however, that in the event such rounding to the nearest whole share would result in the aggregate number of Escrow Shares being released and paid to Parent under this Agreement being greater or less than the aggregate number of Escrow Shares with an aggregate value (based on the Parent Share Price) equal to the Claim Amount (or portion thereof) to which Parent is entitled as provided in this Agreement and the Merger Agreement, then one or more fractional shares that may otherwise be released and paid to Parent may be rounded as necessary using such alternative rounding methodology as mutually agreed upon between the Stockholder Representative and Parent to result in the aggregate number of Escrow Shares being issued to Parent under this Agreement being equal to the Claim Amount (or portion thereof) to which Parent is entitled as provided in this Agreement and the Merger Agreement.

(e) With respect to any indemnification claims made in accordance with Article X of the Merger Agreement and this Agreement on or prior to the date that is eighteen (18) months after the Closing (the “Expiration Date”) that remain unresolved at the time of the Expiration Date (“Pending Claims”), the portion of the Escrow Shares subject to such Pending Claims (as determined based on the amount of the indemnification claims included in the Claim Notices provided by Parent as of the Expiration Date and the Parent Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article X of the Merger Agreement and this Agreement. After the Expiration Date, any Escrow Shares remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Exchange Agent (for distribution to the Company Stockholders that have previously delivered a Letter of Transmittal and other relevant documents in accordance with Section 1.08 of the Merger Agreement, with each such Company Stockholder receiving its Pro Rata Share of such Escrow Shares). Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any Escrow Shares remaining in the Escrow Account to the Exchange Agent (for distribution to the Company Stockholders that have previously delivered the Letter of Transmittal and other relevant documents in accordance with Section 1.08 of the Merger Agreement, with each such Company Stockholder receiving its Pro Rata Share of such Escrow Shares).

(f) The Escrow Agent shall disburse the Escrow Shares, or any portion thereof, in accordance with (i) Joint Instructions directing the Escrow Agent to release the Escrow Shares, or any portion thereof, or (ii) a Final Order demonstrating that any Person is entitled to the Escrow Shares, or any portion thereof, pursuant to the terms of the Merger Agreement, in each case, whether or not in connection with an Indemnification Claim (including if such Joint Instructions or Final Order is in connection with the determination of the Final Closing Certificate and any Final Determination pursuant to Section 1.05 of the Merger Agreement). Any such disbursement shall be made by the Escrow Agent promptly, in any event within five (5) Business Days, after receipt of the Joint Instructions or Final Order.

(g) Promptly following the determination that the Earnout Parent Share Consideration is payable pursuant to Annex I to the Merger Agreement, the Earnout Parent Share Consideration shall be transferred by the Escrow Agent from the Earnout Escrow Account to Continental Stock Transfer & Trust Company in its capacity as exchange agent (the “Exchange Agent”) or another paying agent designated jointly by Parent and the Stockholder Representative, for further distribution to the Company Stockholders in accordance with Section 1.08(c) of the Merger Agreement and the Exchange Agent Agreement between the Exchange Agent and Parent; provided, that the Earnout Escrow Shares shall be deposited by the Escrow Agent in the Escrow Account as additional Escrow Shares to be held by the Escrow Agent in accordance with Section 1.10(a) of the Merger Agreement and this Agreement (and Parent and the Stockholder Representative will deliver Joint Instructions to the Escrow Agent and the Exchange Agent as are necessary to effect the same). If the Earnout Parent Share Consideration does not become payable within the time period provided therefor in Annex I to the Merger Agreement, Parent and the Stockholder Representative will deliver Joint Instructions to the Escrow Agent to transfer the Earnout Parent Share Consideration from the Earnout Escrow Account to Parent and Parent shall cancel all shares constituting the Earnout Parent Share Consideration.

(h) Any Joint Instructions delivered pursuant to this Agreement shall specify the number of Escrow Shares or shares of Earnout Parent Share Consideration to be disbursed, the Parent Share Price, as applicable, and the party to whom the disbursement shall be made, which shall be either Parent or the Exchange Agent (for distribution by the Stockholder Representative to the Company Stockholders that have previously delivered the Letter of Transmittal and other relevant documents in accordance with Section 1.08 of the Merger Agreement).

(i) Any transfers or disbursements of Escrow Shares or Earnout Parent Share Consideration shall be made by book entry in accordance with the applicable Joint Instructions.

Section 5. Tax Matters.

(a) Parent and the Stockholder Representative, for and on behalf of the Company Stockholders, agree and acknowledge that, for U.S. federal, state and local income tax purposes and foreign tax purposes, except as required by applicable Law, the Company Stockholders shall be the owner of the Escrow Shares and the Earnout Parent Share Consideration, as applicable, while held in the Escrow Account and the Earnout Escrow Account, as applicable, and until released to the Company Stockholders, or the Exchange Agent for distribution to the Company Stockholders, and all dividends, earnings or income, if any, earned with respect to the Escrow Shares and the Earnout Parent Share Consideration while held by the Escrow Agent shall be treated, for U.S. federal, state and local income tax purposes and foreign tax purposes, as earned by the Company Stockholders.

(b) The Escrow Agent shall have the right to deduct and withhold taxes from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the applicable recipient of the Escrow Shares and the Earnout Parent Share Consideration.

(c) The Escrow Agent shall provide the Company Stockholders, and shall file, all applicable Forms 1099 with respect to the Escrow Shares in accordance with the instructions and Parent and the Stockholder Representative.

Section 6. Duties. The Escrow Agent’s duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to do or to omit the doing of any action with respect to the Escrow Shares or the Earnout Parent Share Consideration, except to give notice, provide monthly reports, make disbursements, keep an accurate record of all transactions with respect to the Escrow Shares and the Earnout Parent Share Consideration and hold the Escrow Shares and the Earnout Parent Share Consideration, all in accordance with the terms and conditions of this Agreement, and to comply with any other duties expressly set forth in this Agreement. The Escrow Agent shall not have any interest in the Escrow Shares or the Earnout Parent Share Consideration but shall serve as escrow holder only and have only possession thereof. Nothing contained herein shall be construed to create any obligation or liability whatsoever on the part of the Escrow Agent to anyone other than the parties to this Agreement. There are no third party beneficiaries to this Agreement.

Section 7. Determination of Parent Share Price. In the event that the Escrow Agent has any question as to the applicable Parent Share Price, the Stockholder Representative, for and on behalf of the Company Stockholders, and Parent shall cooperate to promptly provide the Escrow Agent with their good faith determination of the applicable Parent Share Price pursuant to Joint Instructions or a Final Order (and in the event of any dispute as to the Parent Share Price, the Escrow Agent shall not disburse the applicable Escrow Shares until such dispute has been resolved).

Section 8. Monthly Reports. The Escrow Agent shall provide monthly account statements to Parent and the Stockholder Representative with respect to the Escrow Account and the Earnout Escrow Account. Parent and the Stockholder Representative have one hundred twenty (120) days to object in writing to such reports. If no written notice detailing a party’s objections has been received by the Escrow Agent within this period, an acceptance of such reports shall be deemed to have occurred.

Section 9. Good Faith. In the absence of gross negligence or willful misconduct on the part of the Escrow Agent, the Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

Section 10. Right to Resign. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving written notice to Parent and the Stockholder Representative of such resignation specifying a date when such resignation shall take effect, which shall be a date not less than sixty (60) days after the date of the notice of such resignation. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ joint written notice to the Escrow Agent by Parent and the Stockholder Representative. In either event, Parent and the Stockholder Representative shall agree upon a successor Escrow Agent. If the Stockholder Representative and Parent are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of sixty (60) days following the date of resignation or thirty (30) days following the date of removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or otherwise appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, Parent and the Stockholder Representative an instrument accepting such appointment and the transfer of the Escrow Shares and the Earnout Parent Share Consideration and agreeing to the terms of this Agreement.

Section 11. Compensation. The Escrow Agent shall be entitled to receive the fees as set forth on Exhibit B for the services to be rendered hereunder, and to be paid or reimbursed for all reasonable documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder, such amounts to be paid by Parent.

Section 12. Indemnification. Parent hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder.

Section 13. Disputes. If a controversy arises between the parties hereto as to whether or not or to whom the Escrow Agent shall transfer all or any portion of the Escrow Shares or as to any other matter arising out of or relating to this Agreement or the Escrow Shares, the Escrow Agent shall not be required to determine the same, shall not make any transfer of and shall retain the Escrow Shares in dispute without liability to anyone until the rights of the parties to the dispute shall have finally been determined by mutual written agreement of Parent and the Stockholder Representative, or by a final non-appealable judgment or order of any state or federal court located in New York County, New York, (or, if any court in state or federal court located any court in New York County, New York declines to accept jurisdiction over a particular matter, any state or federal court located within the State of New York) or in any court in which appeal from such courts may be taken, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received notice of such controversy or conflicting written notices from the parties to this Agreement. Any disputes arising out of, related to, or in connection with, this Agreement between Parent and the Stockholder Representative, including a dispute arising from a party’s failure or refusal to sign a joint written notice hereunder, shall be determined in accordance with Section 14.17 of the Merger Agreement.

Section 14. Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and (d) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:

Notices to Parent:

Bison Capital Acquisition Corp.

609-610 21st Century Tower

No. 40 Liangmaqiao Road

Chaoyang District, Beijing 100016, China

Attention:   James Jiayuan Tong

Email:           jamestong@bisonholding.com

with a copy to (which will not constitute notice):

Hunter Taubman Fischer & Li LLC

1450 Broadway, 26th Floor

New York, NY 10018

Attention: Arila Zhou

Email: azhou@htflawyers.com

Notices to the Stockholder Representative:

Yinglin Mark Xu

Suite 4202, K. Wah Centre

1010 Middle Huaihai Road

Shanghai 200031, China

Email: mxu@xynomicpharma.com

Notices to the Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Corporate Actions Department

Telephone No.: 917-262-2378

Section 15. Term. This Agreement shall terminate upon the final, proper and complete distribution of the Escrow Shares in accordance with the terms hereof; provided, that Parent’s obligations under Section 12 hereof shall survive any termination of this Agreement.

Section 16. Entire Agreement. The terms and provisions of this Agreement (including the Exhibits hereto, which are hereby incorporated by reference herein) constitute the entire agreement between the Escrow Agent and the other parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, as between Parent and the Stockholder Representative, the terms of the Merger Agreement shall control and govern over the terms of this Agreement in the event of any conflict or inconsistency between this Agreement and the Merger Agreement. The actions of the Escrow Agent shall be governed solely by this Agreement.

Section 17. Amendment; Waiver. This Agreement may be amended or modified only by a written instrument duly signed by the parties hereto, and any provision hereof may be waived only by a written instrument duly signed by the party against whom enforcement of such waiver is sought.

Section 18. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 19. Further Assurances. From time to time on and after the date hereof, Parent and the Stockholder Representative, for and on behalf of the Company Stockholders, shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

Section 20. Accounting. In the event of the resignation or removal of the Escrow Agent, upon the termination of this Agreement or upon demand at any time of either Parent or the Stockholder Representative under reasonable circumstances, the Escrow Agent shall render to Parent, the Stockholder Representative and the successor escrow agent (if any) an accounting (free of charge) in writing of the Escrow Shares.

Section 21. Interpretation. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) words of the masculine, feminine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any law means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (iv) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein; (v) the term “or” means “and/or”; (vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (viii) any reference herein to “dollars” or “$” shall mean United States dollars; and (ix) reference to any Section or Exhibit means such Section hereof or Exhibit hereto.

Section 22. Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of each of the parties hereto; provided, however, that if the Stockholder Representative is replaced in accordance with the terms of the Merger Agreement, the replacement Stockholder Representative shall automatically become a party to this Agreement as if they were the original Stockholder Representative hereunder upon providing (i) written notice to the Escrow Agent and Parent of such replacement and accepting its rights and obligations under this Agreement and (ii) the Escrow Agent with the documentation referenced in Section 27 hereof from such replacement Stockholder Representative and any replacement authorized individuals to act on behalf of the Stockholder Representative for purposes of Exhibit A. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 23. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a party hereunder.

Section 24. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. Subject to Section 13, each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court located in New York County, New York (or, if any court in state or federal court located any court in New York County, New York declines to accept jurisdiction over a particular matter, any state or federal court located within the State of New York), over all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement) (collectively, “Related Claims”), and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby consents to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 14 (other than by email) along with a notification that service of process is being served in conformance with this Section 24. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

Section 25. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 26. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 27. U.S. Patriot Act. Parent and the Stockholder Representative agree to provide the Escrow Agent with the information reasonably requested by the Escrow Agent to verify and record Parent’s and the Stockholder Representative’s respective identities pursuant to the Escrow Agent’s procedures for compliance with the U.S. Patriot Act and any other applicable laws.

Section 28. Representations of the Parties. Each of the parties hereto hereby represents and warrants that as of the date hereof: (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all such actions have been duly and validly authorized by all necessary proceedings; and (b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement of it.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

PARENT:

Bison Capital Acquisition Corp.

By:	/s/ James Jiayuan Tong
Name:	James Jiayuan Tong
Title:	Chief Executive Officer

The Stockholder Representative:

/s/ Yinglin Mark Xu
Yinglin Mark Xu, solely in the capacity under the Merger Agreement as the Stockholder Representative

The Escrow Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to Escrow Agreement]

EXHIBIT A
AUTHORIZED SIGNERS

Parent:

Individuals authorized by Parent:

Name		Telephone Number	Specimen Signature

1.	James Jiayuan Tong	949-350-6999	/s/ James Jiayuan Tong.

2.

3.

Stockholder Representative:

Name		Telephone Number	Specimen Signature

1.	Mark Yinglin Xu	650-430-7561	/s/ Mark Yinglin Xu

2.

3.

EXHIBIT B
FEE INFORMATION